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                                                                  EXHIBIT 99.278

         B.       ANNUAL LIMIT ON ENERGY PURCHASES OUTSIDE OF THE ISO/PX

         SDG&E will limit its energy purchases (in addition to those energy purchases SDG&E makes under contracts already in effect as of the date of implementation of this PBR) outside the ISO/PX to a volume that corresponds to the relative level of direct access penetration in the SDG&E service area as described below. Specifically, SDG&E will limit the combined megawatthours purchased from entities other than the PX and ISO according to the equation provided below. The applicable megawatthours for each twelve month period, will be the simple average of (1) the "limit" calculated at the start of each twelve month period, and (2) the "limit" calculated at the six month update.

         Limit = [(DA)(DSALoad)(1-DA)] - (DispConEngy)

Where --

         DA = the relative direct access penetration in the SDG&E service area (measured as a percentage and applied to the equation pursuant to the description in the next paragraph),

         DSALoad = SDG&E's Delivery Service Area Load (measured and applied to the equation pursuant to the description in the next paragraph),

         DispConEngy = the amount of energy physically traded under SDG&E's dispatchable resources (both generation and purchased power contracts) under the control of SDG&E as defined in footnote six(1) (measured and applied to the equation pursuant to the description in the next paragraph).

         The direct access penetration will be set at the beginning of SDG&E's Electric Commodity PBR using the most currently available thirty days of data and will be updated every six months thereafter. The direct access penetration used in the equation will be calculated as the ratio of SDG&E's Delivery Service Area Load to SDG&E's

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(1) SDG&E's dispatchable resources currently consist solely of SDG&E's current rights under its contracts with Public Service Company of New Mexico and Portland General Electric Company. SDG&E's QF contracts do not currently have provisions in them to make them a dispatchable resource and they also do not constitute a significant amount of capacity in SDG&E's service area. To the extent that either of these contracts is terminated, reducing dispatchable resources available to SDG&E, this amount shall be adjusted accordingly beginning the next calendar month after the termination.


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bundled customer load. Both of these data are provided to SDG&E in the PX's
Unaccounted For Energy reports and reflect ISO settlement-quality meter data. SDG&E's Delivery Service Area Load will be set at the beginning of SDG&E's Electric Commodity PBR and will be updated every six months thereafter. The quantity of load used in the equation will be that which is found for the most recent 365 day period as reflected in the most recent Unaccounted For Energy reports provided to SDG&E by the PX. This data reflects ISO settlement-quality meter data. For SDG&E's dispatchable purchase power contracts, the quantity of energy physically traded will be an annual quantity reported in the most recent FERC Form 1, provided that, at each six month update, if the contract has terminated, the quantity assumed for that succeeding six month period shall be zero. Changes in the ability to transact outside the ISO and PX will be automatic, but SDG&E will notify the Executive Director of the extent to which changes in direct access penetration levels affect the ability to transact outside the ISO and PX.